Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter and Year-to-Date 2003 Results

    COSTA MESA, Calif.--(BUSINESS WIRE)--Oct. 23, 2003--Pacific Premier Bancorp, Inc., (Nasdaq:PPBI) (the "Company") the holding company of Pacific Premier Bank, F.S.B. (the "Bank"), announced its results of operations for the quarter and nine months ended September 30, 2003.
    The Company recorded third quarter earnings before taxes of $527 thousand and net earnings of $724 thousand, or $.28 per diluted share, compared to earnings before taxes of $86 thousand and net earnings of $2.4 million, or $.95 per diluted share for the third quarter of 2002. During the third quarter of 2002, the Company benefited from a reduction in its allowance for deferred taxes of $2.0 million and a refund of $327 thousand attributable to a change in the tax law related to the alternative minimum tax amount paid for the 1998 tax year.
    The earnings before taxes and net income for the nine months ended September 30, 2003 was $735 thousand and $1.3 million, respectively, or $0.52 per diluted share. September 30, 2002 earnings before taxes and net earnings were $710 thousand and $3.1 million, respectively, or $1.25 per diluted share. All diluted earnings per share amounts have been adjusted to reflect the dilutive effect of all warrants and stock options.
    Return on average assets (ROAA) for the nine months ended September 30, 2003 was 0.73% compared to 1.66% for the same period in 2002. The Company's return on average equity (ROAE) for the nine months ended September 30, 2003 was 15.50% compared to 46.88% for the nine months ended September 30, 2002.
    The Company's net interest income before provision for loan losses was $6.6 million for the nine months ended September 30, 2003, $1.2 million less than the comparable period in 2002. The Company's net interest margin for the same nine month periods was 3.88% and 4.54%, respectively. The decrease is primarily due to a 74% reduction in higher risk, high coupon loans secured by single-family properties over the last 21 months that were replaced with higher quality, lower yielding multi-family loans. This reduction was partially offset by a decrease in the cost of funds by 56 basis points since December 31, 2002. The Participation Contract's discount accretion included in interest income for the nine months ended September 30, 2003 was $2.4 million compared to $3.1 million for the same period a year ago. The Company received $763 thousand in cash from the Participation Contract in the quarter ended September 30, 2003, compared to $1.6 million during the same period in 2002. The decreasing cashflows are attributable to declining loan balances underlying the three securitizations.
    The provision for loan losses was $680 thousand for the nine months ended September 30, 2003, compared to $979 thousand for the same period in 2002. The decrease in provision is primarily due to a reduction in the Bank's net non-performing assets of $4.0 million from a year ago. The ratio of nonperforming assets to total assets at September 30, 2003 was 1.42%. Charge-offs totaled $1.4 million for the nine months ended September 30, 2003 compared to $1.7 million at September 30, 2002.
    Noninterest income increased $469 thousand to $1.9 million for the nine months ended September 30, 2003, compared to the same period in 2002. The increase is primarily due to $329 thousand from the gain on sale of $15.2 million of multi-family and commercial real estate secured loans in 2003 compared to losses of $260 thousand from the sale of $33.8 million of single-family loans during the same period of 2002.
    Noninterest expenses were $7.1 million for the nine months ended September 30, 2003, compared to $7.6 million in the nine months ended September 30, 2002. The $500 thousand decrease consists primarily of an improvement in the Bank's FDIC risk classification which lowered the deposit insurance premiums by $248 thousand and a reduction in rent expenses of $283 thousand due to the closing of two branch offices in June of 2002 and the relocation of our Corporate office in August of 2002. These decreases were partially offset by an increase in compensation expense of $256 thousand primarily due to the Bank's hiring of lending personnel associated with its planned increase in income property loan originations.
    At September 30, 2003, the Company had 63 full-time equivalent employees.
    During the third quarter of 2003, the Company benefited from a reduction in its valuation allowance for deferred taxes of $200 thousand. The Company's allowance for deferred taxes is $9.0 million at September 30, 2003.
    Steven R. Gardner, President and Chief Executive Officer stated, "We are very pleased where we ended the third quarter. Our loan origination department has increased our net loans this year, on an annualized basis, by 28% and ended the quarter with over $60 million in their pipeline, the largest in our history since resuming our lending activities in the second quarter of 2002. Our Loss Mitigation department has lowered our non-accrual loans and real estate owned by 48% and 47%, respectively, since the beginning of the year. Our branches have increased our deposits on an annualized basis by 13%, with over 40% of the increase occurring during the third quarter." Mr. Gardner further stated "We have come a long way over the last three years in repositioning the Company and resolving the problems of the past, and now, with the secondary offering completed, we are very focused on growing the Company and increasing our profitability."
    Total assets of the Company were $257.2 million as of September 30, 2003 compared to $238.3 million as of December 31, 2002. Net loans increased by $34.2 million due primarily to originations of $87.6 million and purchases of $8.1 million of income property loans. Investment securities decreased by $13.3 million for the nine months ended September 30, 2003. The proceeds from the sale of investment securities, along with the increase in deposits, were used to fund new originations.
    Asset quality at the Bank continued to improve during the nine months ended September 30, 2003. Non-accrual loans totaled $2.7 million at September 30, 2003 compared to $5.2 million at December 31, 2002. Real estate owned declined to $1.3 million at September 30, 2003 from $2.4 million at December 31, 2002. The ratio of nonperforming assets to total assets has substantially improved from 3.12% to 1.42% for the periods ending December 31, 2002 September 30, 2003, respectively.
    The allowance for loan losses, including both general and specific reserves, totaled $2.1 million as of September 30, 2003 and $2.8 million as of December 31, 2002. The allowance for loan losses as a percent of non-accrual loans was 78.9% and 54.5% as of September 30, 2003 and December 31, 2002, respectively. Included in the reserves was an unallocated amount of $756 thousand as of September 30, 2003 compared to zero at December 31, 2002.
    Total deposits increased by $18.9 million to $210.1 million at September 30, 2003, compared to $191.2 million at December 31, 2002. Transaction accounts increased $14.3 million, or 28.1% since December 31, 2002 and total $65.4 million at September 30, 2003. The cost of deposits as of September 30, 2003 was 2.28%, a decrease of 49 basis points since December 31, 2002.
    Total borrowings were $32.7 million as of September 30, 2003 with an average cost of 6.81%. Borrowings are comprised of the Company's Senior Secured note of $11.5 million net of original issue discount with a current coupon of 13.0%, Subordinated debt of $1.5 million with a current coupon of 13.5% and the Bank's $19.7 million of FHLB Advances with an average coupon rate of 2.56%. As previously announced, the Company paid off both the Senior Secured Note and Subordinated Debt utilizing the proceeds from its secondary public offering which closed on October 17, 2003. With the retirement of the Senior Secured note and Subordinated debt the Company expects to save $2.1 million annually in interest expense. There were $32.9 million of borrowings as of December 31, 2002.
    The Bank's tier 1 capital and total risk-based capital ratios at September 30, 2003 were 6.73% and 10.83%, respectively. The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 capital and risk-based capital, respectively. The Bank's total equity capital was $16.7 million at September 30, 2003. As previously announced, the Company contributed $5.0 million in additional capital to the Bank on October 17, 2003 from the proceeds of the secondary offering to support future growth.
    The Company is a savings and loan holding company that owns 100% of the capital stock of the Bank, the Company's principal operating subsidiary. The Bank is a federally chartered stock savings bank whose primary business includes branch banking, income property and construction lending. The Bank currently operates three full-service branches located in Orange and San Bernardino Counties, in Southern California.

    FORWARD-LOOKING COMMENTS

    The statements contained in this press release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.
    Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks:

    Changes in the performance of the financial markets;

    Changes in the demand for and market acceptance of the Company's products and services;

    Changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive products and pricing;

    The effect of the Company's policies;

    The continued availability of adequate funding sources;

    Differences in actual prepayment rates and credit losses as compared to prepayment rates and credit losses assumed by the Company for purposes of its valuation of mortgage derivative securities (the "Participation Contract");

    The effect of changes in market interest rates on the spread between the coupon rate and the pass through rate and on the discount rate assumed by the Company in its valuation of its Participation
Contract;

    And various legal, regulatory and litigation risks.



              PACIFIC PREMIER BANCORP AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET
                      UNAUDITED (In thousands)

                                            September 30, December 31,
ASSETS                                           2003         2002
--------------------------------------------  -----------------------
Cash and due from banks                        $  2,249    $  3,590
Investment Securities Available for Sale         43,309      56,303
Investment Securities Held to Maturity            1,640       1,940
Loans held for sale                                 939       1,866
Loans held for investment, net of allowance
 for loan losses of $2,141 in 2003 and
 $2,835 in 2002, respectively                   191,478     156,365
Accrued interest receivable                       1,010       1,140
Foreclosed real estate                            1,281       2,427
Premises and equipment                            5,368       5,411
Deferred income taxes                             2,950       2,350
Participation Contract                            5,462       4,869
Other assets                                      1,534       2,017
                                                --------    --------
TOTAL ASSETS                                   $257,220    $238,278
                                               =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------
LIABILITIES:
Deposit accounts                               $210,110    $191,170
Other borrowings                                 19,650      20,000
Notes Payable                                    11,545      11,440
Subordinated debentures                           1,500       1,500
Accrued expenses and other liabilities            2,110       2,545
                                                --------    --------
Total liabilities                               244,915     226,655
                                                --------    --------

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value                         13          13
Additional paid-in capital                       43,328      43,328
Accumulated deficit                             (30,757)    (32,086)
Accumulated adjustments to stockholders' equity    (279)        368
                                                --------    --------
Total stockholders' equity                       12,305      11,623
                                                --------    --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $257,220    $238,278
                                               =========   =========



               PACIFIC PREMIER BANCORP AND SUBSIDIARIES
                    CONSOLIDATED INCOME STATEMENT
           UNAUDITED (In thousands, except per share data)

                            Three Months Ended    Nine Months Ended
                          --------------------------------------------
                            September  September  September  September
                               30,        30,        30,        30,
INTEREST INCOME:              2003       2002       2003       2002
-------------------------- ---------- ---------- ---------- ----------
Loans                     $    3,032 $    2,658 $    8,983 $    9,538
Other interest-earning
 assets                        1,141      1,787      3,362      5,131
                           ---------- ---------- ---------- ----------
Total interest income          4,173      4,445     12,345     14,669
                           ---------- ---------- ---------- ----------

INTEREST EXPENSE:
--------------------------
Interest-bearing deposits      1,230      1,525      3,771      4,933
Other borrowings                 119        167        373        368
Notes payable                    484        485      1,440      1,366
Subordinated debentures           53         53        158        157
                           ---------- ---------- ---------- ----------
Total interest expense         1,886      2,230      5,742      6,824
                           ---------- ---------- ---------- ----------

NET INTEREST INCOME            2,287      2,215      6,603      7,845
                           ---------- ---------- ---------- ----------

PROVISION FOR LOAN LOSSES         (1)       788        680        979
                           ---------- ---------- ---------- ----------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES     2,288      1,427      5,923      6,866
                           ---------- ---------- ---------- ----------

NONINTEREST INCOME:
--------------------------
Loan servicing fee income         86        181        459        646
Bank and other fee income        124        131        332        420
Net gain (loss) on loan
 sales                           122        (17)       329       (260)
Net gain from investment
 securities                        -        351        143        336
Other income                     243        142        683        334
                           ---------- ---------- ---------- ----------
Total noninterest income         575        788      1,946      1,476
                           ---------- ---------- ---------- ----------

NONINTEREST EXPENSE:
--------------------------
Compensation and benefits      1,275      1,064      3,553      3,297
Premises and occupancy           352        477      1,060      1,488
Data processing                   99        157        296        444
Net loss (gain) on
 foreclosed real estate           25       (166)        76        (22)
Other expense                    585        597      2,149      2,425
                           ---------- ---------- ---------- ----------
Total noninterest expense      2,336      2,129      7,134      7,632
                           ---------- ---------- ---------- ----------
NET INCOME  FROM
 OPERATIONS                      527         86        735        710
(BENEFIT) PROVISION  FOR
 INCOME TAXES                   (197)    (2,328)      (594)    (2,345)
                           ---------- ---------- ---------- ----------
NET INCOME FROM OPERATIONS$      724 $    2,414 $    1,329 $    3,055
                           ========== ========== ========== ==========
Basic Average Shares
 Outstanding               1,333,572  1,333,572  1,333,572  1,333,572
Basic Earnings per Share  $     0.54 $     1.81 $     1.00 $     2.29

Diluted Average Shares
 Outstanding               2,581,635  2,530,638  2,561,829  2,451,396
Diluted Earnings per Share$     0.28 $     0.95 $     0.52 $     1.25



              PACIFIC PREMIER BANCORP AND SUBSIDIARIES
                       Statistical Information
                      UNAUDITED (In thousands)

                                           As of     As of    As of
                                           Sep 30,   Dec 31,  Sep 30,
                                            2003      2002     2002
                                          ---------------------------
Asset Quality:
-------------------------------------
Non-accrual loans                         $  2,715 $  5,205 $  6,760
Real estate owned                         $  1,281 $  2,427 $  1,739
Net Charge offs for the quarter ended     $    514 $    974 $    593
Allowance for loan losses                 $  2,141 $  2,835 $  3,655
Charge offs to average loans, annualized      1.11%    2.77%    1.80%
Non-accrual loans to total loans              1.40%    3.23%    4.88%
Non-accrual loans to total assets             1.06%    2.18%    2.81%
Allowance for credit losses to total loans 1.10% 1.76% 2.64% Allowance for credit losses to non-accrual
 loans                                       78.86%   54.47%   54.07%

Average Balance Sheet: for the Quarter
 ended
-------------------------------------
Total assets                              $251,477 $238,372 $241,300
Loans                                     $185,669 $140,829 $131,856
Deposits                                  $206,743 $191,469 $196,202
Borrowings                                $ 18,060 $ 20,044 $ 20,000
Notes payable & Subordinated notes        $ 13,025 $ 12,922 $ 12,887

Share Data:
-------------------------------------
Basic Book Value                          $   9.23 $   8.72 $   8.63
Diluted Book Value                        $   5.26 $   4.60 $   4.55
Closing Stock Price                       $   7.09 $   5.31 $   5.45



                                          9 months   9 months
                                           ended      ended
                                           Sep 30,   Sep 30,
                                            2003      2002
                                          ------------------
Profitability and Productivity:
-------------------------------------
Return on average assets                      0.73%    1.66%
Return on average equity                     15.50%   46.88%
Net interest margin                           3.88%    4.54%
Non-interest expense to total assets          3.70%    4.23%
Efficiency ratio                             82.56%   82.12%

Pacific Premier Bank Capital Ratios:
------------------------------------------
Tier 1 Capital Ratio                          6.73%    6.62%
Total Risk-based Capital Ratio               10.83%   13.57%

    CONTACT: Pacific Premier Bancorp, Inc.
             Steven R. Gardner or John Shindler, 714-431-4000